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Dear Fellow Shareholder:

Enclosed is the proxy statement and proxy card for a special meeting of shareholders of the Wayne Hummer Growth Fund and Wayne Hummer Income Fund called for June 30, 1999. We invite you to attend this meeting to vote on several important issues. If you do not plan to attend, it is imperative that you vote on these issues by one of the following means:
     1.) signing and mailing your proxy card;
     2.) using touch-tone telephone; or
     3.) using the internet.
We have enclosed the instructions on the use of telephone and internet voting.

There are a number of items included in the proxy, so I want to highlight a few items being proposed.

     Fundamental Investment Policy Changes
     Item 2 asks you to vote on changes to the fundamental investment policies of the Fund. By updating these policies, we put them in line with funds that have been established in more recent years and are able to take advantage of some of the newer investment opportunities. Most of these policy changes will have no effect on the day-to-day operations of the Funds. We will continue to follow our same conservative philosophy.

     Amendment of the Declaration of Trust to create additional classes of shares
     Before we can make any changes to the Declaration of Trust we will need your approval of Item 3. In 1983, when the Wayne Hummer Investment Trust was adopted, different classes of shares were not readily offered. As classes of shares offer alternative ways to make purchases, we would like to have this option available if we determine it to be in the best interest of shareholders. At this time, we have no plans to establish different classes, however we will notify you if ever we intend to do so.

The Board of Trustees has carefully reviewed and unanimously approved all of the proposals. We think that there are many direct and indirect benefits to you as a result of these changes. If you do not plan to attend the special meeting, please return your proxy card promptly to avoid additional expense to the Funds.

Thank you in advance for voting your ballot and helping us to improve the operations of our Funds.

                                         Very truly yours,


                                         Philip M. Burno
                                         Chairman of the Board of Trustees
                                         Wayne Hummer Investment Trust